Exhibit 99.1

National Interstate Corporation Reports 2013 Second Quarter and First Six Months Results

Richfield, Ohio, July 29, 2013 – National Interstate Corporation (Nasdaq: NATL) today reported results for the 2013 second quarter and first six months. The Company experienced a net loss of $0.32 per share, diluted for the 2013 second quarter compared to net income per share, diluted of $0.37 per share for the 2012 second quarter. The net loss for the 2013 second quarter was the result of underwriting results which were adversely impacted by a higher than normal number of large claims that occurred during the quarter coupled with significant unfavorable development from prior years’ claims.

Gross premiums written increased 6% for the 2013 second quarter and 11% for the 2013 first six months compared to the same 2012 periods primarily attributable to growth in the transportation component.

Earnings

The table below shows the Company’s net (loss) income per share determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between after-tax (loss) earnings from operations and realized gains from investments, both of which are non-GAAP financial measures. Net after-tax (loss) earnings from operations include underwriting income and net investment income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax (loss) earnings from operations	$(7,927)	$6,991	$(915)	$15,605
After-tax net realized gains from investments	1,647	274	2,652	1,406

Net (loss) income	$(6,280)	$7,265	$1,737	$17,011

Net after-tax (loss) earnings from operations per share, diluted	$(0.40)	$0.36	$(0.05)	$0.79
After-tax net realized gains from investments per share, diluted	0.08	0.01	0.14	0.08

Net (loss) income per share, diluted	$(0.32)	$0.37	$0.09	$0.87

Underwriting Results:

Dave Michelson, President and Chief Executive Officer said, “We are obviously disappointed with our underwriting results. During the quarter we experienced an unusual number and magnitude of large claims. We also addressed emerging deficiencies in a portion of our claims reserves which is a unique situation for our Company.”

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Losses and loss adjustment expense ratio	92.3%	74.7%	84.3%	73.9%
Underwriting expense ratio	21.6%	23.8%	21.6%	23.6%

Combined ratio	113.9%	98.5%	105.9%	97.5%

Claims: The loss and loss adjustment expense (LAE) ratio for the 2013 second quarter of 92.3% was elevated by approximately 9 percentage points due to a high number of severe claims that occurred in the quarter and 6.5 percentage points due to unfavorable development from prior year claims. These items accounted for the variance of the 2013 second quarter and first six month combined ratios when compared to recent periods.

Three claims, two in passenger transportation products and one in moving and storage represented a significant portion of the severe claims activity that occurred during the 2013 second quarter. These three claims were related to established customers with historically favorable loss histories. While the Company expects large claims to occur in any given quarter, the number and severity experienced in the 2013 second quarter was higher than normal.

In the 2013 second quarter, the Company had $8.4 million of unfavorable development from prior year claims, of which $6.0 million was attributable to reserve strengthening of accident year 2011. This compares to $0.2 million of favorable development in the 2012 second quarter. The Company has experienced increased claims severity in recent periods, and because of prolonged competitive conditions in the commercial insurance markets which began to subside in 2012, its pricing has not adequately kept pace. The accident year 2011 reserve strengthening is predominately related to products now in runoff within the program portion of the alternative risk transfer (ART) component, as well as from the commercial vehicle product, which is part of the specialty personal lines component. The Company experienced higher than initially anticipated frequency and severity levels in accident year 2011, and although in 2011 adjustments to our pricing and reserving practices were made and underwriting actions were implemented to stem such adverse results and improve the claim frequency, the severity experience was not improving as rapidly as anticipated. As such, the Company revised its estimate to address the increased claims severity that was emerging in the 2011 accident year, particularly related to the aforementioned products that are in runoff.

Underwriting Expenses: The underwriting expense ratio of 21.6% for the 2013 second quarter and first six months was slightly better than the same periods of 2012 and the expected range. The Company continues to effectively manage underwriting expenses.

Investments:

Net investment income of $7.9 million for the 2013 second quarter was 12% below the 2012 second quarter. Lower reinvestment yields on fixed maturity securities and a decrease in our average fixed income holdings primarily due to the one-time special shareholder dividend paid in December 2012 contributed to the year over year decline. However, net investment income has remained flat for the past three quarters.

A sharp rise in interest rates during the 2013 second quarter resulted in a reduction of the unrealized appreciation in the portfolio. However, the Company realized investment gains of approximately $2.1 million during the quarter from sales made prior to the rise in interest rates and also benefitted from the higher reinvestment yields. Net investment income plus realized gains on investments of $20.0 million for the 2013 first six months was in line with the 2012 first six months.

The Company maintains a high quality and diversified portfolio with approximately 95% of its fixed income portfolio rated NAIC 1 or 2 and an effective duration of 4.2 years. The fair value and unrealized gains of fixed maturities and equity securities were as follows:

	June 30, 2013
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$93,144	$3,744
Foreign government	3,586	36
State and local government	352,916	7,435
Mortgage backed securities	237,919	7,151
Corporate obligations	201,002	6,151
Other debt obligations	28,915	(222)
Preferred redeemable securities	4,475	85

Total fixed maturities	$921,957	$24,380
Equity securities	$51,743	$6,231

Total fixed maturities and equity securities	$973,700	$30,611

Gross Premiums Written

Mr. Michelson commented, “Our top line continues to perform well, especially the transportation component which experienced growth of over 30% for both the 2013 first and second quarters. We are obtaining much needed rate increases in most of our commercial products that are averaging high single digit and in some instances double digits.”

The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$84,920	50.2%	$92,006	57.5%
Transportation	62,395	36.9%	47,731	29.8%
Specialty Personal Lines	13,857	8.2%	14,149	8.8%
Hawaii and Alaska	5,029	3.0%	4,709	2.9%
Other	2,815	1.7%	1,535	1.0%

Gross premiums written	$169,016	100.0%	$160,130	100.0%

	Six Months Ended June 30,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$170,488	53.2%	$168,444	57.9%
Transportation	109,165	34.0%	82,938	28.6%
Specialty Personal Lines	27,399	8.5%	27,202	9.4%
Hawaii and Alaska	8,919	2.8%	8,589	3.0%
Other	4,913	1.5%	3,182	1.1%

Gross premiums written	$320,884	100.0%	$290,355	100.0%

Alternative Risk Transfer: Gross premiums written in the ART component decreased 8% for the 2013 second quarter and are up slightly for the 2013 first six months compared to the same 2012 periods. During the quarter, gross premiums written for this component were affected by two national account customers that did not renew and by the residual impact of a previously reported program business account that is in runoff. The ART component continues to benefit from continued high renewal rates in the group captive programs and new customers including a new national account customer that was added during the quarter. National account business is comprised of larger entities for which the Company designs customized alternative risk programs. Due to their relative size, the addition or non-renewal of national accounts can cause variations in quarterly gross premiums written for the ART component.

Transportation: The growth in the Transportation component is attributable to rate increases as well as recently introduced products that are taking hold. In 2012 the Company addressed a market need by offering expanded limits initially to existing trucking insureds and more recently as separate excess policies. In addition the waste operation and energy distribution products that were introduced earlier in 2013 have contributed to the growth in this component.

Specialty Personal Lines and Hawaii and Alaska: Gross premiums written for both of these components have been relatively flat for the first six months of 2013. The Company continues to file rate revisions as needed for its specialty personal lines products. The market conditions for Hawaii and Alaska remain competitive.

Summary Comments

“In 2012 and continuing in the first half of 2013, we have experienced elevated combined ratios reflecting inadequate rate levels and an increase in severity. Those same circumstances also existed in 2011. We believe that the reserve strengthening that occurred this quarter, the ongoing rate increases throughout our businesses, and underwriting actions that we have made in recent periods, including the non-renewal of accounts representing approximately $35 million of gross premiums written, will put us back on track,” stated Mr. Michelson. “We will continue to remain focused on underwriting disciplines that will restore our historically strong underwriting results and believe we have the correct people in place to do so.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2013 second quarter and first six months results on Tuesday, July 30, 2013 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

www.natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Data:
Gross premiums written	$169,016	$160,130	$320,884	$290,355

Net premiums written	$139,218	$135,755	$263,975	$242,470

Premiums earned	$128,866	$110,866	$255,773	$220,991
Net investment income	7,925	8,953	15,888	18,136
Net realized gains on investments (*)	2,534	421	4,080	2,163
Other	849	814	1,682	1,643

Total revenues	140,174	121,054	277,423	242,933
Losses and loss adjustment expenses	118,957	82,860	215,568	163,413
Commissions and other underwriting expenses	23,432	22,636	46,292	44,170
Other operating and general expenses	5,190	4,569	10,615	9,499
Expense on amounts withheld	1,265	971	2,468	2,011
Interest expense	227	63	302	125

Total expenses	149,071	111,099	275,245	219,218

(Loss) income before income taxes	(8,897)	9,955	2,178	23,715
(Benefit) provision for income taxes	(2,617)	2,690	441	6,704

Net (loss) income	$(6,280)	$7,265	$1,737	$17,011

Per Share Data:
Net (loss) income per common share, basic	$(0.32)	$0.37	$0.09	$0.88
Net (loss) income per common share, assuming dilution	$(0.32)	$0.37	$0.09	$0.87
Weighted number of common shares outstanding, basic	19,652	19,415	19,631	19,412
Weighted number of common shares outstanding, diluted	19,752	19,535	19,766	19,540
Cash dividend per common share	$0.11	$0.10	$0.22	$0.20
(*) Consists of the following:
Realized gains before impairment losses	$2,534	$485	$4,097	$2,307
Total losses on securities with impairment charges	—	(64)	(17)	(144)
Non-credit portion recognized in other comprehensive income	—	—	—	—

Net impairment charges recognized in earnings	—	(64)	(17)	(144)

Net realized gains on investments	$2,534	$421	$4,080	$2,163

GAAP Ratios:
Losses and loss adjustment expense ratio	92.3%	74.7%	84.3%	73.9%
Underwriting expense ratio	21.6%	23.8%	21.6%	23.6%

Combined ratio	113.9%	98.5%	105.9%	97.5%

Return on equity (a)			1.0%	9.5%
Average shareholders’ equity			$347,484	$358,742

	At June 30, 2013	At December 31, 2012
Balance Sheet Data (GAAP):
Cash and invested assets	$1,056,121	$1,054,792
Reinsurance recoverable	167,351	174,345
Intangible assets	8,214	8,355
Total assets	1,613,892	1,570,224
Unpaid losses and loss adjustment expenses	801,614	775,305
Long-term debt	12,000	12,000
Total shareholders’ equity	$341,024	$353,948
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$325,176	$325,354
Book value per common share, basic (at period end)	$17.35	$18.07
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$16.54	$16.61
Common shares outstanding at period end (b)	19,657	19,591

(a)	The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period
(b)	Common shares outstanding at period end include all vested common shares. At June 30, 2013 and December 31, 2012 there were 60,534 and 60,000, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.